UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 30, 2017

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin

(Address of principal executive offices, including zip code)

(920) 892-9340

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2017, Michael J. Potts agreed to retire as the Chief Risk Officer and Executive Vice President of Orion Energy Systems, Inc. (the “Company”), effective as of August 30, 2017. Mr. Potts will continue to serve as a director of the Company following his retirement, assuming that Mr. Potts is re-elected by the Company’s shareholders at the Company’s 2017 annual meeting. In connection with Mr. Potts’ retirement, the Company and Mr. Potts entered into a Mutual Retirement and Severance Agreement and Complete and Permanent Release of All Claims (the “Retirement Agreement”) on June 30, 2017.

Pursuant to the Retirement Agreement, the Company has affirmed its obligation to provide certain severance payments and benefits required to be provided to Mr. Potts as a result of his mutual termination without “cause” pursuant to the terms of his existing Executive Employment and Severance Agreement with the Company, including a severance payment of $292,410.96 payable in variable monthly installments over a period of 10 months (calculated in accordance with Mr. Potts’ Executive Employment and Severance Agreement as (i) Mr. Potts’ base salary, plus (ii) Mr. Potts’ fiscal 2018 annual target bonus of fifty percent of his annual base salary (pro-rated based on the number of days that Mr. Potts was the Company’s Chief Risk Officer and Executive Vice President in fiscal 2018)), less applicable taxes and other withholdings. In addition, the Company has agreed to pay Mr. Potts his accrued salary and other compensation through August 30, 2017 and pro-rated fiscal 2018 vacation through such date. The Company has also affirmed its obligation under Mr. Potts’ Executive Employment and Severance Agreement to continue to provide Mr. Potts with his current family health insurance plan coverage, or equivalent, and the Company will pay the employer and employee portion of such coverage until Mr. Potts is eligible for Medicare coverage.

In addition, under the Retirement Agreement, all of Mr. Potts’ unvested restricted stock (and any related restricted cash) awards shall continue to vest in accordance with such award’s applicable vesting schedule pursuant to the terms of the applicable award agreements during the period that Mr. Potts remains a member of the Company’s board of directors. In addition, on the date that Mr. Potts ceases to be a member of the Company’s board of directors, Mr. Potts will retain all vested restricted stock and stock option awards that have vested as of such date, and will be permitted to exercise any vested stock options during the period provided in the applicable option award agreement. The Company also agreed to assign all the policies of insurance on Mr. Potts’ life currently in effect to Mr. Potts and obtain a six-year tail director and officer insurance policy covering Mr. Potts after he ceases to be a member of the Company’s board of directors.

The Retirement Agreement also contains certain provisions concerning Mr. Potts’ continued service as a director, assuming Mr. Potts is re-elected by the Company’s shareholders at the Company’s 2017 annual meeting. During Mr. Potts continued service as director, Mr. Potts will not be entitled to receive any compensation (whether cash or equity-based) as a non-employee director of the Company until January 1, 2019, other than the reimbursement of ordinary out of pocket expenses. From and after January 1, 2019 and for the remainder of Mr. Potts’ term, Mr. Potts will be entitled to receive customary non-employee director cash compensation (but not any equity-based compensation), as well as the reimbursement of ordinary out of pocket expenses.

The Company has also agreed to retain Mr. Potts as a consultant for a term expiring on June 15, 2018. During this term, Mr. Potts will be paid a $150 per hour fee for consulting services performed as and when requested by the Company, together with the reimbursement of all ordinary out of pocket expenses. In addition, Mr. Potts will continue to remain eligible to receive a project-based bonus of up to $75,000 that was previously approved by the Company’s compensation committee and is payable upon Mr. Potts’ completion of certain cash-generating projects.

In consideration of the foregoing agreements, Mr. Potts agreed to a mutual general release of claims, as well as agreeing to a covenant not to sue. Mr. Potts has also reaffirmed the application of certain covenants contained in his Executive Employment and Severance Agreement, including two-year non-solicitation and non-competition covenants and two-year nondisclosure and confidentiality covenant.

The foregoing description of the Retirement Agreement is qualified in its entirety by reference to the full text of the Retirement Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01(d)	Financial Statements and Exhibits.

Exhibit 10.1    Mutual Retirement and Severance Agreement and Complete and Permanent Release of All Claims, dated June 30, 2017. by and between Orion Energy Systems, Inc. and Michael J. Potts

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: June 30, 2017	By:	/s/ William T. Hull
William T. Hull
Chief Financial Officer

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